Exhibit 10.1

March 4, 2008

Donna P. Alderman,
138 Parkview Road
Pound Ridge NY 10576

Re: Separation Agreement

Dear Donna:

This letter sets forth the substance of the separation agreement (the “Agreement”) which ICO Global Communications (Holdings) Limited (together with its affiliates, the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be March 31, 2008 (the “Separation Date”).

2. Accrued Salary and Vacation. On the next regular payroll date for the period preceding the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3. Consulting Agreement. If you execute this Agreement and do not revoke it, and execute the Consulting Agreement attached hereto as Exhibit A (“Consulting Agreement”), then following the “Effective Date” (as defined below) the Company will cause ICO Satellite Services G.P. to execute the Consulting Agreement pursuant to which you will be eligible to provide consulting services to ICO Satellite Services G.P. following the Separation Date. The consulting relationship will be in lieu of any severance payment you would otherwise be entitled to under your Letter Agreement dated April 19, 2006, which is hereby terminated in all respects.

4. Benefit Plans. If you are currently participating in the Company’s group health insurance plans, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. The Company contribution to your 401(k) Plan and any contributions by you will end with your paycheck for the February pay period. You will receive information by mail concerning 401(k) plan rollover procedures. All participation to any other Company plans will also cease as of the Separation Date.

5. Stock Options. Vesting of awards granted to you under the Company’s stock plan for your service as an employee (“Awards”) will cease as of the Separation Date, unless you and the Company execute the Consulting Agreement, in which case vesting of the Awards shall continue pursuant to the terms of the Consulting Agreement. Your option for 150,000 shares granted on November 14, 2005 for your service as a Director shall continue pursuant to its terms for so long as you remain a Director of the Company.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, except for that provided under the Consulting Agreement.

7. Expense Reimbursements. You agree that, within fifteen (15) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8. Return of Company Property. Unless you and the Company execute the Consulting Agreement, you agree to return to the Company by the Separation Date all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your ICO Employee Intellectual Property Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

10. Nondisparagement. You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Release. In exchange for the Company’s agreement to enter into the Consulting Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to any claims relating to severance or any other benefit provided under the employment letter between you and the Company dated April 19, 2006; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action you are releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing; has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Virginia Human Rights Act; the Virginians with Disabilities Act; the New York State Human Rights Law; and the New York City Human Rights Law.

•	the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

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has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company.  Also excluded from this Agreement are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.

You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver attached as Exhibit B); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

12. No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

13. Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of paragraphs 8, 9, 10, and 14 of this Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

14. Arbitration. Any dispute arising under or related to this Agreement shall be resolved by binding arbitration under the Commercial Arbitration Rules and administration of the American Arbitration Association (“AAA”) before one (1) arbitrator jointly selected by the parties or, if the parties are unable to agree, appointed under the AAA rules. Such arbitration shall take place in Washington, DC or Reston, VA, unless otherwise agreed in writing. The arbitration award shall be final and binding upon the parties and judgment may be entered upon the application of either party by the court having the jurisdiction. Each party shall bear the cost of preparing and presenting its case, and the cost of the arbitration (including fees and expenses of the arbitrators) shall be shared equally by the parties unless the award otherwise provides.

15. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York, without regard to choice of law principles.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:/s/ J. Timothy Bryan
J. Timothy Bryan
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ Donna P. Alderman
Donna P. Alderman

EXHIBIT A TO SEPARATION AGREEMENT

CONSULTING AGREEMENT

This Agreement is made and entered into effective as of April 1, 2008 (“Effective Date”), by and between ICO Satellite Services G.P., of 11700 Plaza America Drive, Suite 1010, Reston VA 20190, USA (together with its affiliates, “ICO”) and Donna P. Alderman, 138 Parkview Road, Pound Ridge NY 10576 ("Consultant").

In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1. Engagement of Services and Statement of Work

Pursuant to the provisions of this Agreement, Consultant is hereby retained by ICO to perform services for ICO. Consultant shall provide the services set forth in Appendix 1, Statement of Work and Procedures (“Statement of Work”), and others services reasonably requested by ICO’s Chief Executive Officer (“CEO”) (“Services”). A Statement of Work can only be amended in a writing signed by the parties. Consultant shall follow the procedures in the Statement of Work in performing all Services. Consultant shall not perform any services other than Services and shall communicate with third parties only as reasonably necessary to perform the Services.

2. Contact and Key Personnel

Consultant’s contact person at ICO shall be ICO’s CEO. Consultant may not retain third parties to carry out any of its obligations hereunder unless Consultant obtains ICO’s prior written consent, which shall be determined in ICO’s sole discretion.

3. Compensation

In consideration for Consultant’s performance of the Services, ICO agrees to compensate Consultant as follows:

(a) ICO shall pay Consultant $45,953 per month Consultant agrees that she will work on ICO matters largely on a full-time basis. Travel time, as requested and/or approved in advance by ICO, shall be included in such time.

(b) Consultant shall continue to vest in her stock options and restricted stock (“Awards”) pursuant to the terms of those Awards as long as she remains a service provider under this Agreement (except for the option for 150,000 shares granted on November 14, 2005 for Consultant’s service as a Director, which grant shall continue pursuant to its terms for so long as Consultant remains a Director of the Company).

(c) In completing the consulting services, Consultant agrees to provide her own equipment, tools and other materials at her own expense; however, ICO shall reimburse Consultant for reasonable telecommunications and travel expenses incurred by the Consultant in the course of performing services under this Agreement; provided, however, that ICO shall not be obligated hereunder unless (i) ICO has agreed in advance to reimburse such costs and, (ii) Consultant provides ICO with appropriate receipts or other relevant documentation for all such costs as part of any submission for reimbursement in accordance with ICO’s standard policies.

4. Billing and Payments

Consultant will submit invoices by e-mail to ICO monthly for the Services for the previous month. Payment for the Services is due and payable within fifteen (15) days of ICO’s receipt of an invoice. Payment will be by check drawn against a US bank account. Late payments beyond this fifteen (15) day period will be subject to a monthly finance charge of 1% of the amount outstanding.

5. Independent Contractor

(a) Consultant acknowledges and agrees that she is an independent contractor and that neither she nor any of her employees or sub-contractors (if any) is entitled to participate in any of ICO's benefit plans, including, without limitation: vacation, disability, life insurance, attendance bonuses, pre-retirement leave, pension and annuity, 401(k), and accidental death and dismemberment, health or related benefits.

(b) Consultant represents that: (i) to the extent necessary for Consultant to perform under this Agreement, she is and will continue to be for the term of this Agreement in compliance with all applicable federal, state, and local laws, ordinances, and regulations; (ii) she can enter into this Agreement without violating any contractual, professional, or other legal obligations she may have; (iii) ICO shall not be liable for the payment of any salaries, income tax withholding, social security tax withholding, workers’ compensation insurance or disability insurance premiums, benefits, or other appearances of direct employment for Consultant; and (iv) Consultant is solely responsible for, and will timely file all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.

(c) Consultant agrees and warrants, as an independent contractor, to perform the Services with all reasonable skill, care and diligence on a best efforts basis in a timely manner, provided that such “best efforts” shall not require performance to a commercially unreasonable standard.

(d) Consultant is not authorized to represent that she is an agent, employee, or legal representative of ICO. Consultant is not authorized to make any representation, contract, or commitment on behalf of ICO or incur any liabilities or obligations of any kind in the name of or on behalf of ICO.

6. Confidentiality

Consultant shall keep ICO’s information confidential according to the terms of the ICO Intellectual Property Agreement between the parties dated April 19, 2006.

7. No Conflict of Interest or Improper Use of Materials

(a) Consultant represents and warrants that she will not use in the performance of the Services any materials, documents or information for which Consultant owes a continued duty of confidentiality.

(b) During the term of this Agreement (but in any event through 12/31/08), unless written permission is given by ICO, Consultant will not accept work, enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by ICO nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement. Consultant represents and warrants that she is not working with any client on any activities or interests that conflict or may conflict with the interests of ICO. If approached by a potential client, Consultant shall disclose this information to ICO and agrees to seek ICO’s specific written agreement to Consultant’s representation of such third party. ICO may withhold such agreement at its sole discretion.

8. Term and Termination

(a) Unless previously terminated as set forth below, this Agreement shall terminate on December 31, 2008. The obligations and liabilities of ICO and Consultant may be terminated as follows: (i) Either party may terminate this Agreement in the event of a material breach by the other party if such breach continues uncured for a period of thirty (30) days after written notice of such breach; and (b) Consultant may terminate this Agreement upon thirty (30) days written notice to the other part. Upon any such termination, the parties shall remain subject to Sections 3(a) and (b) hereof through the date such termination becomes effective, and in addition, ICO shall remain obligated to reimburse Consultant for expenses incurred pursuant to Section 3(c) through the date of termination, and shall promptly reimburse Consultant upon being invoiced.

(b) Upon any termination or expiration of this Agreement, Consultant (i) shall immediately discontinue all use of ICO’s confidential information delivered under this Agreement; (ii) shall delete any such ICO confidential information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) shall return to ICO or, at ICO’s option, destroy, all copies of such confidential information then in Consultant’s possession.

(c) The following provisions shall survive despite any termination of this Agreement: 6, 7, 8, 9, 10, 11, 13, 14, 15 and 16.

9. Assignment

The rights and liabilities of the parties shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be. Because ICO has specifically contracted for the services of Consultant, Consultant may not assign or delegate Consultant's obligations under this Agreement either in whole or in part without the prior written consent of ICO.

10. Governing Law, Severability

This Agreement shall be governed by and construed according to the laws of the State of New York, USA, excluding its choice of law provisions. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

11. Arbitration
Any dispute arising under or related to this Agreement shall be resolved by binding arbitration under the Commercial Arbitration Rules and administration of the American Arbitration Association (“AAA”) before one (1) arbitrator jointly selected by the parties or, if the parties are unable to agree, appointed under the AAA rules. Such arbitration shall take place in Washington, DC or Reston, VA, unless otherwise agreed in writing. The arbitration award shall be final and binding upon the parties and judgment may be entered upon the application of either party by the court having the jurisdiction. Each party shall bear the cost of preparing and presenting its case, and the cost of the arbitration (including fees and expenses of the arbitrators) shall be shared equally by the parties unless the award otherwise provides.

12. Notices

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified in this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by overnight courier, one (1) day after the sending, or, if sent by certified or registered mail, three (3) days after the date of mailing.

13. Limitation of Damages

EXCEPT AS PROVIDED IN SECTIONS 6, 14 AND 15, (A) IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. AND (B) EITHER PARTY’S SOLE LIABILITY TO THE OTHER PARTY, IF ANY, SHALL IN NO EVENT EXCEED THE FEES PAID BY ICO UNDER THIS AGREEMENT.

14. Indemnification

Each party shall indemnify and hold harmless the other party (including for reasonable attorneys’ fees and costs) from any and all losses, claims, damages and liability, including reasonable attorneys’ fees and costs, for any third-party claims arising out of the indemnifying party’s breach of this Agreement, misconduct or negligence.

15. Intellectual Property

(a) Consultant hereby irrevocably grants to ICO all right, title and interest in document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of ICO. Consultant will immediately disclose to ICO all Work Product. Any copyrighted works created by Consultant under this Agreement shall be considered “works for hire.” Consultant agrees to take any steps reasonably necessary to protect ICO’s rights, including without limitation executing any documents necessary or desirable for doing so. If Consultant does not execute such documents within a reasonable time, Consultant hereby irrevocably appoints ICO as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.

(b) Consultant represents and warrants that, to her knowledge, no aspect of the Services will infringe the intellectual property rights of any third party.

16. Complete Understanding; Modification

This Agreement, including all other documents mentioned herein, constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ICO Satellite Services G.P.	Donna P. Alderman

/s/ J. Timothy Bryan	/s/ Donna P. Alderman

By: By: ICO Services Limited, a partner	By: Donna P. Alderman
By: ICO North America, Inc., its parent
By: J. Timothy Bryan
Chief Executive Officer

APPENDIX 1 TO CONSULTING AGREEMENT

Statement of Work and Procedures

1.	Consultant shall, prior to March 31, 2008, present the following information to the CEO in a written format:
a.	An outline of matters discussed, including follow up items, concepts, or arrangements contemplated with bankers, analysts, companies, or others concerning ICO.

2.	Consultant and the CEO shall develop an action plan for continuing discussions with certain companies, bankers, analysts, or others:
a.	Consultant shall not otherwise approach, initiate, or otherwise discuss ICO activities with outside parties; and
b.	Consultant shall provide a written summary of any meeting or telephonic discussion following any approach by any outside party with respect to ICO.

3.	Subsequent to the action plan, Consultant shall provide the CEO a written summary of actions taken with respect to the action plan on a weekly basis:
a.	Such written summary will contain meetings attended, telephonic discussions, and a summary of points discussed, follow up items, concepts, or arrangements contemplated.

4.	CEO shall provide Consultant with continuing direction and follow up on all action plans in a prompt manner.

5.	Consultant shall travel to Reston, Virginia to meet with the CEO at least once every month to re-assess the action plan and to present a summary of activities.

EXHIBIT B TO SEPARATION AGREEMENT

CONSIDERATION PERIOD

I, Donna P. Alderman, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on ___________ __, 20__. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

AGREED:

__________________________________________
Employee Signature

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Date